[Letterhead of Grover Greweling & Co., PSC]



                       May 27, 1997




Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Dear Sirs:

We have been furnished today with a copy of the response to Item 4 of Form 8-K for the event that occurred on May 20, 1997, to be filed by our former client, HFB Financial Corporation. We agree with the statements made in response to that item insofar as they relate to our firm.


                           Very truly yours,



                           Gover Greweling & Co., PSC